EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC of our reports dated February 27, 2014, with respect to the consolidated financial statements of Fortress Investment Group LLC and the effectiveness of internal control over financial reporting of Fortress Investment Group LCC and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 1, 2014